December 6th, 2019

Larry Shaeffer
Amber Metrics
Larry@AmberMetrics.com

Re: Letter of Intent for Amber Metrics to Purchase & Distribute Hemp Based CBD for Green Leaf Farms International (GLFI)

This Letter of Intent ("LOI") shall serve to outline a proposal for the provision, purchase and distribution of hemp-based products by the signing parties. The intent is for (GLFI), a Wyoming Corporation that operates with in Argentina and plans to enter other South American markets trade license to import raw, isolate and distillate hemp based CBD to be exported to North America by GLFI and for Amber to purchase bulk raw Hemp based materials for GLFI based on a futures commodity market to included crude oil, desolate and isolate as well as provide White label CBD products to be distributed to GLFI for the South American markets,

Prior to the issuance of California state hemp program licenses, Amber Metrics will be responsible for all commitments under this Agreement.

This proposal does not constitute an offer for binding agreement for the parties but evidences the intent of the parties to discuss detailed terms of a formal definitive hemp-based products distribution agreement currently under development (the "Agreement"). Parties agree to use best efforts to draft and consummate the definitive futures agreement within a 30-day period from the execution of this LOI.

The basic terms of the proposal are as follows:

1. **Purchase Agreement.** Amber Metrics agrees to purchase bulk raw products from GLFI through it Jujuy and South American operations. Such products will be offered by GLFI on a discount basis and be adjusted by a margin of 6% to 11% based on the size of qualities committed by Amber to be outlined in the definitive distribution agreement.

    a. Product Distribution: Purchase, aggregate, and provide bonded delivery of raw, isolate and distillate hemp-based CBD hemp derived for the use and benefit of Amber Metrics and its affiliates that will meet the specification and requirement needed to produce its manufactured products

    b. Network: Full access to Amber's broker network and direct sales force; Quarterly Business Reviews ("QBRs") including:
    Distribution Services: Review of overall Agreement performance - production, quality, sales, issues, etc.;

2. **Delivery of Products**. It is understood that GLFI will not have any product for sale until it harvests its first crops and have its processing in place in Jujuy and will be a ramp up schedule in order to meet the delivery of large qualities required by Amber.

3. **GLFI ,** will provide the following:

    a. Scheduled deliveries (to be determined for each product separately) of lab-tested hemp derived material to a facility in the United States GLFI will continue to be responsible for lab testing costs and process) starting on a date to be determined with each product that contain CFO that meet standards outlined by Ambers requirements
    b. Notification of incoming quantities, strains, and other product information to be agreed a week in advance of delivery;
    c. Access to cultivation data and production data to be used for verification
    d. Permission for Amber to advertise and market the partnership on Amber's marketing materials, website, social media accounts and in other appropriate media to be determined by Amber.
    e. It is understood by Amber that GLFI is developing a large scale cultivation operation in Jujuy Argentina and that it will take between 6 and 12 months to scale the project to a large enough size to fulfill all of Ambers requirements as it pertains to quantities.

4. **Legal Compliance**. Every member of the (Company), and Amber will comply with all applicable state and local hemp laws, ordinances and guidelines, including obtaining and maintaining any required permits and licenses. These include, but are not limited to, state and local ordinances and regulations, the California Attorney General's Guidelines for the Security and Non-Diversion of hemp derived products. GLFI and Amber will each obtain any required state and local business licenses as required by law.

5. **Term**. The term will be for two years and will automatically renew unless terminated by one of the parties.

6. **Assignment.** All rights and obligations owed by or to Amber under this LOI will automatically be assigned, and be binding upon, and insure to the benefit of Amber Metrics. as soon as Amber Metrics has obtained all necessary and appropriate permits from the State of California and the appropriate local governing body, once they become available for issuance.

7. **Pricing.** The pricing of the product will be set in the forthcoming Agreement. The wholesale pricing will be defined by three criteria:

a. **Quality:** Pricing baseline to be agreed by GLFI and Amber two weeks before each delivery.
b. **Market**: When delivery is based on grow cycle vs. weekly, baseline pricing will be adjusted two weeks prior to first availability of stable product based on a hemp benchmark pricing index to be agreed upon by GLFI and Amber when the index pricing for consumable CBD of the same quality grade differs more than 10% from the baseline pricing.
c. **Volume:** pricing will be adjusted based on volume discounts agreed with GLFI in the forthcoming Agreement.
d. **The definitive agreement** will contain all details and terms that are traditionally expected when entering a purchase order future agreement including and not limited to proof or fund, credit lines and minimum commitments based on GLFIs ability to deliver the quantities and types of products and each products requirements.

8. **Delivery**. GLFI shall harvest, transport and deliver Stable Product at GLFI's expense to Amber distribution center periodically as agreed in the forthcoming Distribution Agreement. Amber will weigh with a certified scale, inspect for quality, determine grade and agree on rating of Stable Product prior to delivery and again at Amber's option on arrival at Amber's distribution center.

9. **White Label Services.** GLFI and Amber will create a joint venture to offer a line of CBD based products for the South America market to be distributed by GLFI . The Joint venture will consist of product and brand development whereby Amber will manufacture products created by Amber and distributed by GLFI.

10. **Products** Amber can choose to pay an additional fee for (to be determine include: White-label extraction and edible manufacturing of various cosmetics and therapeutic products with the goal of eventually manufacturing products in the free zone located in Jujuy and or other GLFI markets.

11. **Terms of the joint venture** including, pricing, profit sharing, financing and marketing will be defined in a separate agreement. However, it is understood that Amber will provide to GLFI its most favorite nations pricing.

12. **Confidentiality**. With the exception of any standard public 8k filings that maybe be required by PNTV, GLFI's parent company, the existence of this LOI, its terms and conditions, are strictly confidential and are not to be disclosed to anyone other than the parties themselves and their financial and legal advisors and Investors nor used for any purpose other than the evaluation of the proposal contained herein. In the event this LOI is used in breach of this section, or its

terms and conditions are disclosed to anyone in breach of this section, this LOI shall become null and void.

13. **Conditions**. GLFI and Amber agree to sign a Distribution Agreement to establish specific terms of their relationship. GLFI must have or obtain a valid import permit in compliance with applicable law.

AGREED AND ACCEPTED

DATED: 12/06/2019

Larry Shaeffer COO Amber Metrics

DATED: 12/06/2019

Mark Bradley CEO
Green Leaf Farms International